As filed with the Securities and Exchange Commission on December 3, 2024.

Registration No. 333-283425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rain Enhancement Technologies Holdco, Inc.	Rain Enhancement Technologies, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Massachusetts	Massachusetts

(State or other jurisdiction of incorporation or organization)

899	899

(Primary Standard Industrial Classification Code Number)

99-3527155	92-1159953

(I.R.S. Employer Identification Number)

c/o Rain Enhancement Technologies, Inc. 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (910) 850-5776	Rain Enhancement Technologies, Inc. 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (910) 850-5776

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Paul Dacier President 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (910) 850-5776	Paul Dacier President 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (910) 850-5776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joel L. Rubinstein White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Telephone: (212) 819-8200	Cynthia Anandajayasekeram Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, Cayman Islands KY1-9009 Telephone: +1 345 949 9876	Chantelle Day Collas Crill Floor 2, Willow House Cricket Square PO Box 709 Grand Cayman KY1-1107 Telephone: +1 345 914 9623	Stephen J. Doyle TCF Law Group, PLLC 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (617) 275-8080

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form S-4 (File No. 333-283425) (the “Registration Statement”) is being filed as an exhibits-only filing solely for the purpose of filing Exhibits 23.3 and 23.4, the Consents of WithumSmith+Brown, PC, each dated December 2, 2024, due to the inadvertent omission of signatures on such consents. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and the signature pages to Part II of the Registration Statement. This Amendment No. 4 does not contain a copy of the prospectus included in Amendment No. 3 to the Registration Statement, which remains unchanged, and consists only of the cover page, this explanatory note, Part II of the Registration Statement and Exhibits 23.3 and 23.4.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Holdco and RET are each a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Sections 8.51 – 8.59, inclusive, provide that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both chapter 156D, Section 8.57 and the Holdco A&R Articles provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Holdco’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his or her status as such. Prior to the Closing, Holdco will obtain directors’ and officers’ liability insurance for Holdco, the First Surviving Company, and the Second Surviving Company that will be effective as of Closing and will cover (i) those persons who were directors and officers of RET prior to the Closing and (ii) those persons who will be the directors and officers of Holdco and its subsidiaries (including the Second Surviving Company after the effective time of the Company Merger) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for RET’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as RET.

Under Chapter 156D, Section 8.51(d), Holdco and RET may not indemnify a director unless ordered to do so by a court if his or her conduct (i) did not satisfy the requirements that he or she (A) has conducted himself or herself in good faith, (B) reasonably believed that his or her conduct was in the best interest of Holdco or RET, respectively, or that his or her conduct was at least not opposed to the best interests of Holdco or RET, respectively, (C) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (ii)(A) constituted a breach of the director’s duty of loyalty to the corporation or its shareholders, (B) involved acts or omissions not in good faith or intentional misconduct or a knowing violation of law, (C) resulted in an improper distributions under section 6.40 of Chapter 156D of the Massachusetts General Laws, (D) resulted in the director deriving an improper benefit, or (E) with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan, was at least not opposed to the best interests of Holdco or RET, respectively.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Neither Holdco nor RET is obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of or RET, respectively, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. The Holdco A&R Articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Holdco A&R Articles provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Holdco for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibit Index

Exhibit No.	Description

2.1†	Business Combination Agreement, dated June 25, 2024, by and among Coliseum Acquisition Corp., Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc., Rainwater Merger Sub 1, Inc., and Rainwater Merger Sub 2, Inc. (included as Annex A to the proxy statement/prospectus).

2.2	Assignment of Business Combination Agreement, dated August 22, 2024, by and among Rainwater Merger Sub 2, Inc. and Rainwater Merger Sub 2A, Inc. (included as Annex A to the proxy statement/ prospectus).

2.3†	Amendment to Business Combination Agreement, dated August 22, by and among Coliseum Acquisition Corp., Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc., Rainwater Merger Sub 1, Inc., and Rainwater Merger Sub 2A, Inc. (included as Annex A to the proxy statement/ prospectus).

3.1	Coliseum Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

3.2	Amendments to the Coliseum Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Coliseum’s Current Report on Form 8-K, filed with the SEC on June 27, 2023).

3.3	Amendments to the Coliseum Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Coliseum’s Current Report on Form 8-K, filed with the SEC on November 27, 2023).

3.4**	Articles of Association of Holdco as in effect prior to the Business Combination.

3.5	Form of Amended and Restated Articles of Association of Holdco to be effective upon the closing of the Business Combination (included as Annex F to the proxy statement/prospectus).

3.6**	Bylaws of Holdco as in effect prior to the Business Combination.

3.7	Form of Amended and Restated Bylaws of Holdco to be effective upon the closing of the Business Combination (included as Annex G to the proxy statement/prospectus).

4.1**	Specimen Class A Common Stock Certificate of Holdco.

4.2**	Specimen Warrant Certificate of Holdco.

4.3	Warrant Agreement, dated June 22, 2021, by and between Coliseum and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

4.4	Form of Warrant Assignment, Assumption, and Amendment Agreement (included as Annex I to the proxy statement/prospectus).

5.1**	Opinion of TCF Law Group, PLLC regarding the legality of the securities being registered.

8.1**	Opinion of White & Case LLP regarding U.S. federal income tax matters.

8.2**	Opinion of Ogier (Cayman) LLP regarding Cayman Islands tax matters.

10.1	Letter Agreement, dated June 22, 2021, by and among Coliseum, its officers and directors and the Previous Sponsor (incorporated by reference to Exhibit 10.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

10.2	Joinder, dated November 22, 2023, between the Company and Harry L. You, to the Letter Agreement, dated June 22, 2021, by and among the Company, its officers and directors and the Previous Sponsor (incorporated by reference to Exhibit 10.3 to Coliseum’s Annual Report on Form 10-K, filed with the SEC on April 5, 2024).

10.3	Investment Management Trust Agreement, dated June 22, 2021, by and between Coliseum and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

Exhibit No.	Description

10.4	Amendment to the Investment Management Trust Agreement dated June 21, 2023, between Coliseum and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 27, 2023).

10.5	Registration Rights Agreement, dated June 22, 2021, by and between Coliseum and certain security holders (incorporated by reference to Exhibit 10.3 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

10.6	Securities Subscription Agreement, dated February 17, 2021, between Coliseum and the Previous Sponsor (incorporated by reference to Exhibit 10.5 of Coliseum’s Form S-1 (File No. 333-254513), filed with the SEC on March 19, 2021).

10.7	Sponsor Warrants Purchase Agreement, dated June 22, 2021, by and between Coliseum and the Previous Sponsor (incorporated by reference to Exhibit 10.4 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 28, 2021).

10.8	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Coliseum’s Form S-1/A (File No. 333-254513), filed with the SEC on March 30, 2021).

10.9	Purchase Agreement dated June 15, 2023 among Coliseum, the Previous Sponsor and the New Sponsor (incorporated by reference to Exhibit 10.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 15, 2023).

10.10	Promissory Note, dated June 22, 2023, issued to the New Sponsor (incorporated by reference to Exhibit 10.2 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 27, 2023).

10.11	Termination Agreement, dated June 26, 2023, between Coliseum and SC Management LLC (incorporated by reference to Exhibit 10.3 to Coliseum’s Current Report on Form 8-K, filed with the SEC on June 27, 2023).

10.12	Administrative Services Agreement, dated July 25, 2023, between Coliseum and the New Sponsor (incorporated by reference to Exhibit 10.1 to Coliseum’s Current Report on Form 8-K, filed with the SEC on July 27, 2023).

10.13	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 of Coliseum’s Current Report on Form 8-K, filed with the SEC on November 24, 2023).

10.14	Sponsor Support Agreement, dated as of June 25, 2024, by and among Coliseum, the Previous Sponsor, the New Sponsor, Harry You, Holdco and RET (included as Annex B to the proxy statement/prospectus).

10.15	Company Support Agreement, dated as of June 25, 2024, by and among Coliseum, certain RET shareholders, RET and Holdco (included as Annex C to the proxy statement/prospectus).

10.16	Form of Registration Rights Agreement, by and among Holdco, the Previous Sponsor, the New Sponsor, the executive officers and directors of Coliseum and certain Holdco shareholders (included as Annex D to the proxy statement/prospectus).

10.17	Form of Lock-Up Agreement, by and among Holdco and certain shareholders of Holdco (included as Annex E to the proxy statement/prospectus).

10.18**+	Employment Agreement, dated as of June 26, 2024, by and between Rain Enhancement Technologies, Inc. and Christopher Riley.

23.1 **	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Coliseum, with respect to the audited financial statements of Coliseum as of and for the year ended December 31, 2023.

23.2 **	Consent of RBSM LLP, independent registered public accounting firm of Coliseum, with respect to the audited financial statements of Coliseum as of and for the year ended December 31, 2022.

Exhibit No.	Description

23.3*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of RET, with respect to the audited financial statements of RET as of and for the year ended December 31, 2023 and as of December 31, 2022 and for the period from November 10, 2022 (inception) through December 31, 2022.

23.4*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Rain Enhancement Technologies Holdco, Inc., with respect to the audited financial statements of Rain Enhancement Technologies Holdco, Inc., as of September 30, 2024 and for the period from May 21, 2024 (inception) through September 30, 2024.

23.5 **	Consent of TCF Law Group, PLLC (included as part of Exhibit 5.1).

23.6 **	Consent of White & Case LLP (included as part of Exhibit 8.1).

23.7 **	Consent of Ogier (Cayman) LLP (included as part of Exhibit 8.2).

24.1**	Power of Attorney (included on the Holdco signature page of the initial Registration Statement).

24.2**	Power of Attorney (included on the RET signature page of the initial Registration Statement).

99.1 **	Preliminary Proxy Card.

99.2 **	Consent of Harry You to be named as a director designee.

99.3 **	Consent of Christopher Riley to be named as a director designee.

99.4 **	Consent of Needham & Company, LLC.

107**	Calculation of Registration Fee Table.

*	Filed herewith.
**	Previously filed.
+	Indicates a management contract or compensatory plan.

†	Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Coliseum agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22. Undertakings

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 3rd day of December, 2024.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Paul Dacier
	Name:	Paul Dacier
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Dacier	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer) Director	December 3, 2024
Paul Dacier

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 3rd day of December, 2024.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

/s/ Paul Dacier
Paul Dacier
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Dacier	President and Treasurer (Principal Financial and Accounting Officer) Director	December 3, 2024
Paul Dacier

/s/ Christopher Riley	Chief Executive Officer (Principal Executive Officer) Director	December 3, 2024
Christopher Riley